Exhibit 10.11

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”), dated as of July 25, 2013, is entered into between THOMAS J. VAN HAARLEM, M.D. (the “Dr. van Haarlem”) and AERIE PHARMACEUTICALS, INC., a Delaware corporation (the “Company”).

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in that certain Employment Agreement dated as of July 5, 2005 (the “Employment Agreement”) between the Company and Dr. van Haarlem.

WHEREAS, Dr. van Haarlem and the Company are parties to the Employment Agreement, which set forth the terms of Executive’s employment with the Company as its President and Chief Executive Officer;

WHEREAS, Dr. Van Haarlem and the Company have determined to terminate such employment effective as of July 25, 2013 (the “Separation Date”) and to agree to a mutually satisfactory settlement regarding Dr. van Haarlem’s separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions and provisions set forth below, it is agreed as follows:

1. Except as otherwise provided in this Agreement, Dr. van Haarlem and the Company agree that the Employment Agreement, and Dr. van Haarlem’s employment by the Company, shall be terminated as of the Separation Date. Effective as of the Separation Date, Dr. van Haarlem shall be deemed to have resigned from all positions that he held (a) as an officer and/or director of the Company, (b) as a member of any other governing body of the Company, and/or (c) as a member of any committee of the Company or its boards of directors or other governing bodies; provided, however, Dr. van Haarlem agrees to take all actions that are deemed reasonably necessary by the Company to effectuate or evidence such resignations. Dr. van Haarlem understands that, except as otherwise provided in this Agreement, he is entitled to nothing further from Company (whether arising under the Employment Agreement or otherwise), including reinstatement by the Company.

2. In consideration for the release set forth in Section 3 below, following the Separation Date and subject to Dr. van Haarlem’s continued compliance with Section 9, Section 4(f)(v) of the Employment Agreement (Non-Solicitation) the confidentiality and invention assignment provisions contained in that certain Confidentiality, Inventions and Noncompetition Agreement between Dr. van Haarlem and the Company, the Company agrees as follows:

(a)	To pay Dr. van Haarlem his current annualized base salary for a period of 12 months from the date of this Agreement in regular installments in accordance with the Company’s usual payroll practices;

(b)	To reimburse Dr. van Haarlem for any unreimbursed business expenses properly incurred by him prior to the Separation Date in accordance with Company policy;

(c)	To continue to pay for Dr. van Haarlem’s participation in the Company’s health and dental plan until the date that is 12 months from the date of this Agreement;

(d)	To reimburse Dr. van Haarlem for a pro rata number of unused vacation days during 2013 at a rate equal to his daily wage;

(e)	To enter into a one (1) year consulting agreement (the “Consulting Agreement”) substantially in the form attached hereto as Exhibit A, which shall provide for (i) the continuation of the vesting of options to purchase 208,390 shares of common stock of the Company held by Dr. van Haarlem in accordance with the vesting schedule currently applicable to such options until June 30, 2014 (the “Expiration Date”); and (ii) the extension of the exercise period of options to purchase 2,218,114 shares of common stock of the Company, all of which have vested on or prior to the date of this Agreement, until the Expiration Date, following which time all unexercised Options shall automatically expire; and

(f)	To pay Dr. van Haarlem an amount equal to $146,108 within 30 days following the earliest to occur of (i) the closing of an initial public offering (an “IPO”) in which the Company receives gross proceeds of at least $50,000,000; (ii) the closing of an equity financing of the Company in which the Company receives gross proceeds of no less than $20,000,00 (a “Qualified Financing”); and (iii) a merger, acquisition or transfer of all or substantially all of the Company’s business assets (a “Change of Control”), each a “Trigger Event”; provided that such Trigger Event occurs on or before June 30, 2014.

3. (a) In consideration of the payments and benefits set forth in Section 2 above, Dr. van Haarlem hereby agrees that he fully, finally and unconditionally and forever releases, discharges and forgives the Company, all of the Company’s respective successors and assigns, and any and all of the Company’s respective past and present shareholders, partners, members, officers, directors, managers, agents, representatives and employees (whether acting as agents for the Company or in their individual capacities) (the “Releasees”), from any and all claims, allegations, complaints, proceedings, charges, actions, causes of action, demands, debts, covenants, contracts, liabilities or damages of any nature whatsoever, which Dr. van Haarlem had, has or may have against the Company through the date hereof, known or unknown, (collectively, “Claims”), including, by way of example and without limiting the broadest application of the foregoing, any Claims, any and all actions under the Employment Agreement or any other contract or understanding, common law, tort, or any federal, state or local decisional law, statutes, regulations or constitutions, any Claims for notice or pay in lieu of notice, or for wrongful dismissal, discrimination, or harassment on the basis of any factor (including, without limitation, any Claim pursuant to or arising under federal and state hour laws, the Age Discrimination in Employment Act (together with the Older Worker Benefit Protection Act), as amended, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income and Security Act of 1974, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, as

amended, the Fair Credit Reporting Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Medical Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act, each as amended from time to time, and any other federal, state or local legislation concerning employment or employment discrimination), and any Claims, asserted benefits or rights arising by or under contract or implied contract, any alleged oral or written contract or agreement for employment or services, any Claims arising by or under promissory estoppel, detrimental reliance, or under any asserted covenant of good faith and fair dealing, and any Claims for defamation, fraud, fraudulent inducement, intentional infliction of emotional distress, or any other tortious conduct, including personal injury of any nature and arising from any source or condition, or pursuant to any other applicable employment standards or human rights legislation, or for severance pay, salary, bonus, commission, incentive, equity or additional compensation, vacation pay, insurance or benefits. Notwithstanding the foregoing, Dr. van Haarlem does not release and Claims do not include: (i) any claim or right that may arise after the execution of this Agreement; (ii) any claim or right that Dr. van Haarlem may have under this Agreement; or (iii) any right Dr. van Haarlem may have to indemnification as a former officer or director of the Company under the Company’s certificate of incorporation or By-laws or under any applicable indemnification agreements or policies.

(b) As of the Separation Date, and upon execution of this Agreement and the waiver and release of all Claims, Dr. can Haarlem covenants, represents and warrants that he has not served or filed any action and will not assert, threaten or commence any claim, action, complaint or proceeding against the Releasees or any of them by reason of any Claim existing through the date of this Agreement, nor has Dr. van Haarlem agreed to do so. Further, Dr. van Haarlem has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed or otherwise disposed of or conveyed to any third party any right or Claims against the Company or any Releasee that has been released by this Agreement. With the exception of Dr. can Haarlem’s rights with regard to the EEOC, the ADEA and the OWBPA described in Paragraph 9, below, if Dr. can Haarlem should, after the execution of this Agreement make, pursue, prosecute, or threaten to make any Claim or allegation, or pursue or commence or threaten to commence any Claim, action, complaint or proceeding against the Releasees, or any of them, for or by reason of any Claim existing up to the date of this Agreement, this Agreement may be raised as, and shall constitute, a complete bar to any such claim, allegation, action, complaint or proceeding, without altering or diminishing the effectiveness of the release provisions provided under this subparagraph (b) and the preceding subparagraph (a).

4. Dr. van Haarlem shall not make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), about the Company or any of its officers, directors or managers, or take any action, directly or indirectly, that would “disparage” the Company or such officers, directors or managers. The Company shall not make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), about Dr. van Haarlem, or take any action, directly or indirectly, that would “disparage” Dr. van Haarlem. “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner, but shall not include truthful statements required by due legal process.

5. This Agreement shall not constitute an admission of any wrongdoing by the Releasees or any of them, or of having caused any injury to Dr. van Haarlem by any acts or omissions on the part of the Releasees or any of them, or a violation of any statutory, regulatory or common law obligation owed to Dr. van Haarlem by any of the Releasees.

6. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of an individual) and assigns. None of Dr. van Haarlem’s rights or obligations under this Agreement may be assigned or transferred by him other than his rights to reimbursement and benefits, which may be transferred only by will or the laws of descent and distribution.

7. This Agreement shall be construed and governed by the laws of the State of New Jersey.

8. Dr. van Haarlem acknowledges that he has been afforded the opportunity to consider this Agreement for 21 days before executing it, although he may accept it by execution at any time within such 21-day period. Dr. van Haarlem may rescind his waiver and release of Claims under the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (the “ADEA”) within seven (7) days of signing this Agreement by sending notice of rescission to the Company at 135 US Highway 206, Suite 9, Bedminster, NJ 07921, Attention: Richard Rubino, within seven (7) calendar days following its execution. This Agreement shall become effective seven (7) days after its execution. Dr. van Haarlem’s rescission of this Agreement shall not be considered a revocation of his agreement to terminate his employment with the Company. Dr. van Haarlem further understands and agrees that if he rescinds this Agreement in accordance with this Paragraph, the Company shall have no obligation to provide the payments and benefits described in Paragraph 2 and this Agreement shall be null and void.

9. The release in Section 2 of this Agreement includes a waiver of claims against the Releasees under the ADEA and the Older Workers Benefit Protection Act (“OWBPA”). Therefore, pursuant to the requirements of the ADEA and the OWBPA, Dr. van Haarlem specifically acknowledges the following:

(a)	that he is and has been advised to consult with an attorney of his choosing concerning the legal significance of this Agreement;

(b)	that this Agreement is written in a manner he understands;

(c)	that the consideration set forth in Section 2 of this Agreement is adequate and sufficient for his entering into this Agreement;

(d)	that he has been afforded 21 days to consider this Agreement before signing it (although he may sign it at any time prior to the end of that 21-day period) and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration; and

(e)	that he has been advised that during the seven (7) day period after he signs this Agreement, he may rescind his waiver and release of Claims under the ADEA and OWBPA in accordance with Paragraph 8.

Nothing in this Agreement prevents Dr. van Haarlem from filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”) or from cooperating with the EEOC; however, Dr. van Haarlem understands and agrees that he shall not accept, and shall not be entitled to retain, any compensation or other relief recovered by the EEOC on his behalf as a result of such charge with respect to any matter covered by this Agreement. Nothing in this Agreement prevents Dr. van Haarlem from filing a lawsuit challenging the validity of his waiver of federal age discrimination claims under the ADEA and the OWBPA.

10. Dr. van Haarlem agrees that he will surrender to the Company, no later than the Separation Date, all property belonging to, or purchased with the funds of, the Company, and any equipment (including computers and cell phones), employee or security identification or access codes, pass codes, keys, credit cards, swipe cards, client data bases, computer files, Company proposals, computer access codes, documents, memoranda, records, files, letters, specification or other papers (including all copies and other tangible forms of the foregoing) acquired by Dr. van Haarlem by reason of his employment with the Company and in Dr. van Haarlem’s possession or under his custody or control relating to the operations, business or affairs of the Company. Dr. van Haarlem agrees that he will not retain any copies, duplicates, reproductions, computer disks, or excerpts thereof of Company documents.

11. This Agreement shall constitute the entire agreement of the parties hereto with regard to the subject matter hereof. Notwithstanding the foregoing, Dr. Van Haarlem agrees that the provisions of Sections 4(f)(v) (Non-Solicitation for 12 months) of the Employment Agreement and the confidentiality and invention assignment obligations contained in that certain Confidentiality, Inventions and Noncompetition Agreement between Dr. van Haarlem and the Company shall continue in full force and effect in accordance with their respective terms. For purposes of clarity, the Company agrees that it will not enforce the Noncompetition provisions contained in Section 4 of the Confidentiality, Inventions and Noncompetition Agreement.

12. This Agreement may be executed in any number of separate counterparts, all of which taken together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement and General Release to be duly executed as of the date first above written.

AERIE PHARMACEUTICALS, INC.

By:	/s/ Richard J. Rubino
Name:	Richard J. Rubino
Title:	Chief Financial Officer

By:	/s/ Thomas J. Van Haarlem, M.D.
Name:	Thomas J. Van Haarlem, M.D.
Date:	7/25/2013